EXHIBIT 99.2


FOR IMMEDIATE RELEASE


           NTL ANNOUNCES MEDIA PARTNERSHIP WITH NEWCASTLE UNITED PLC

NEW YORK, NEW YORK (December 9, 1999) - NTL Incorporated (NASDAQ:  NTLI; EASDAQ:
NTLI) announced today that a wholly-owned subsidiary, Premium TV Limited ("NTL"), has entered into a media partnership with Newcastle United PLC. Under the agreement, NTL will make an investment in Newcastle United for an additional equity stake and will also receive certain marketing and sponsorship rights associated with the football club.

In conjunction with the agreement, NTL will invest 5 million pounds sterling for an equity stake of 3.6%, thereby increasing NTL's stake in Newcastle United to 9.9%. In addition, NTL will enter into a 25 million pounds sterling Loan Agreement with Newcastle United. This loan will be repaid after five years by the issue of Newcastle United ordinary shares to NTL (at an equivalent issue price of 155 pence per share), representing an additional 9.99% of Newcastle United's fully diluted ordinary share capital. In December 1998, NTL made a strategic investment in the club by purchasing 9 million shares, representing 6.3% of issued Ordinary Share capital of Newcastle United, from a majority Newcastle United shareholder at a price of 111.7 pence per share.

Under the agreement, NTL will obtain various marketing and other rights associated with Newcastle United. For a period of five years, such rights will give NTL the opportunity to operate any Newcastle United television channel and to provide Internet and e-commerce services associated with the club, as well as the designation of NTL as the main sponsor of the club. The agreement does not cover rights required to be negotiated collectively by the FA Premier League. NTL will also act as the exclusive media agent for Newcastle United for advertising and publishing and other commercial rights, for which NTL will receive a share of certain new media revenues.

The media partnership is conditional on the approval of Newcastle United PLC shareholders.

                                   * * * * * *

For  further  information  contact:  In the U.S.:  John F.  Gregg,  Senior  Vice
President - Chief Financial Officer; Bret Richter, Director - Corporate Development; or Richard J. Lubasch, Executive Vice President - General Counsel at (212) 906-8440; in the UK: Alison Smith at (01252) 402662; or via e-mail at investor_relations@ntli.com.